Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-197093) of Rayonier Advanced Materials Inc., and
(2)Registration Statement (Form S-3 No. 333-197107) of Rayonier Advanced Materials Inc.
of our reports dated February 27, 2015, with respect to the consolidated financial statements and schedule of Rayonier Advanced Materials Inc. and the effectiveness of internal control over financial reporting of Rayonier Advanced Materials Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Certified Public Accountants
Jacksonville, Florida
February 27, 2015